EXHIBIT 14

                          China Digital Wireless, Inc.

                           Code of Conduct and Ethics

     This Code of Conduct and Ethics (this "Code") of China Digital Wireless, Inc. (the "Company") outlines expected behaviors of all of our directors, officers and employees, including our senior executive and financial officers. This Code addresses responsibility for proper behavior and the standards to which we hold corporate officers and employees. Also included is a listing of our standards and values. This Code does not cover every issue that may arise, but it sets out basic principles to guide the directors, officers and employees of the Company.

     All Company directors, officers and employees should conduct themselves accordingly and seek to avoid even the appearance of improper behavior in any way relating to the Company. Any director or officer who has any questions about this Code should consult the chief executive officer ("CEO"), the chief financial officer ("CFO"), or general counsel as appropriate in the circumstances. If an employee has any questions about this Code, the employee should ask his or her supervisor how to handle the situation.

Scope

     This Code is intended to deter wrongdoing and to promote the following:

     o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

     o compliance with applicable governmental rules and regulations and the rules of any exchange or quotation system on which the Company's securities are listed or quoted;

     o    prompt   internal   reporting  of  violations  of  this  Code  to  the
          appropriate person or persons identified in this Code; and

     o    accountability for adherence to this Code.

Responsibility for Proper Behavior

     Every person affiliated with the Company, from entry-level positions through senior management and our Board of Directors (the "Board"), plays a role in our compliance efforts. As such, every person has a responsibility to know what is in this Code, how the compliance program works, and what steps to take if something appears contrary to this Code.

     Since we take our compliance responsibilities seriously, we may have to take swift and deliberate action if we feel that a member of the team is not living up to their compliance responsibilities. This action can range from a simple warning to correct behavior, up to and including termination if errant behavior remains uncorrected. Therefore, it is important for everyone to understand his or her compliance responsibilities.

Compliance with Laws, Rules and Regulations

     All directors, officers and employees must respect and obey all laws, rules and regulations applicable to the Company's business, including local laws in the areas in which the Company operates.



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Conflicts of Interest

     The Company expects that its employees, officers and directors will avoid conflicts of interest and that they will not act in a manner detrimental to the Company during the course of their tenure with the Company.

     A conflict of interest exists when an individual's private interest interferes in any way - or appears to conflict - with the interests of the Company. A conflict of interest situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner. Conflicts of interest may also arise when a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

     Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whenever possible, should be avoided. In particular, clear conflict of interest situations involving directors, officers and employees may include the following:

     o    any significant ownership interest in any supplier or customer;

     o any consulting or employment relationship with any customer, supplier, or competitor;

     o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities to the Company;

     o the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

     o being in the position of supervising, reviewing or having any influence on the job evaluation, pay, or benefit of any family member; and

     o selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

     It is almost always a conflict of interest for a Company officer or employee to work simultaneously for a competitor, customer, or supplier. No officer or employee may work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, and competitors, except on the Company's behalf.

     Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear, and further review and discussions may be appropriate. Any director or officer who becomes aware of a conflict or potential conflict should bring it to the attention of the CEO, the CFO or general counsel, as appropriate. Any employee who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel.

     Directors, officers and employees are prohibited from taking for themselves personally or directing to a third party any opportunity that is discovered through the use of corporate property, information or position without the consent of the Board of Directors. No director, officer or employee may use corporate property, information or position for improper personal gain, and no director, officer or employee may compete with the Company directly or indirectly. Directors, officers and employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.



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Insider Trading

     Directors, officers and employees who have access to confidential information relating to the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical and against Company policy but is also illegal. Directors, officers and employees also should comply with insider trading standards and procedures adopted by the Company.

     SEC rules and regulations prohibit trading securities while in possession of material non-public information relating to such securities or disclosing material non-public information to enable another person to trade on such information. The term "trading" refers to all purchases and sales of securities for value, including purchases effected through stock option exercises, and the term "securities" includes not only common stock, but also preferred stock, bonds, notes, options, warrants, puts, calls and other equity and debt instruments.

Competition and Fair Dealing

     Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, service providers, competitors and employees. No director, officer or employee should take unfair advantage of anyone relating to the Company's business or operations through manipulation, concealment or abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

     To maintain the Company's reputation, compliance with the Company's quality processes and safety requirements is essential. In the context of ethics, quality requires that the Company's services meet reasonable customer expectations. All inspection and testing documents must be handled in accordance with all applicable regulations.

Discrimination and Harassment

     The Company will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

Health and Safety

     The Company strives to provide each employee with a safe and healthful work environment. Each officer and employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices, and by reporting accidents, injuries and unsafe equipment, practices or conditions.

     Violence and threatening behavior are not permitted. Officers and employees should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Confidentiality

     Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, suppliers, joint venture partners or others with whom the Company is considering a business or other transaction, except when disclosure is authorized by an executive officer or required or mandated by laws or regulations. Confidential



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information includes all non-public  information that might be useful or helpful to competitors or harmful to the Company or its patients and suppliers, if disclosed. It also includes information that suppliers and patients have entrusted to the Company, as well as information about the Company's business plans, financial results or forecasts, or other operational information. The obligation to preserve confidential information continues even after employment ends.

Protection and Proper Use of Company Assets

     All directors, officers and employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company assets should be used for legitimate business purposes and should not be used for non-Company business.

     The obligation to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

     The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

     In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Corporate Disclosures

     All directors, officers and employees should support the Company's goal to have full, fair, accurate and timely disclosure in the reports required to be filed by the Company with the SEC. Each director, officer and employee should promptly bring to the attention of the CEO, the CFO or the Company's Audit Committee, as appropriate, any of the following:

     o any material information to which such individual may become aware that affects the disclosures made by the Company in its public filings or would otherwise assist the CEO, the CFO and the Audit Committee in fulfilling their responsibilities with respect to such public filings;

     o any information the individual may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls;

     o any information the individual may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls; and

     o any information the individual may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of any violation of this Code.



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Amendments and Waivers of This Code

     Any amendment to this Code and any waiver of this Code for directors or executive officers may be made only by the Board of Directors or a committee of the Board, and will be promptly disclosed to stockholders as required by applicable laws or rules and regulations, including the rules of the SEC and any exchange or quotation system on which the Company's securities are listed or quoted. Such amendments or waivers may be posted on the Company's website at www.chinadigitalwireless.com.

Reporting Any Illegal or Unethical Behavior

     Directors and officers are encouraged to talk to the CEO, the CFO or general counsel, and employees are encouraged to talk to supervisors, managers, or other appropriate personnel, when in doubt about the best course of action in a particular situation. Directors, officers and employees should report any observed illegal or unethical behavior and any perceived violations of laws, rules, regulations or this Code to appropriate personnel. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith. Directors, officers and employees are expected to cooperate in internal investigations of misconduct.

Enforcement

     The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. These procedures may include
(a) written notices to the individual involved that the Board has determined that there has been a violation, (b) censure by the Board, (c) demotion or re-assignment of the individual involved, (d) suspension with or without pay or benefits (as determined by the Board), and (e) termination of the individual's employment or position. In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

















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